AE BIOFUELS, INC.
PARKASH P. AHUJA EXECUTIVE EMPLOYMENT AGREEMENT

JUNE 17, 2008

This Agreement is made by and between AE Biofuels, Inc., a Nevada corporation (the “Company”), and Parkash P. Ahuja (“Executive”) to be effective as of June 17, 2008 (the “Effective Date”).

1. Duties and Scope of Employment.

(a) Position; Employment Commencement Date; Duties. Executive’s employment with the Company pursuant to this Agreement is effective as of June 17, 2008 (the “Employment Commencement Date”). On and after the Employment Commencement Date, the Company shall retain the Executive as Chief Operating Officer reporting to the Chief Executive Officer and President of the Company.  During the Employment Term (as defined in section 2 herein), Executive shall render such business and professional services in the performance of his duties as are consistent with Executive’s position within the Company, and as shall reasonably be assigned to him by the Chief Executive Officer and President.

(b) Obligations. During the Employment Term and as consideration for the compensation set forth herein, Executive shall devote his full business efforts and time during normal business hours to the Company. During the Employment Term the Executive agrees not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization.

2. Employment Term. It is intended that the employment arrangement contemplated by this Agreement shall continue until the third anniversary of the Effective Date (such period being referred to herein as the “Employment Term”). Notwithstanding the foregoing, the parties agree that neither this Agreement nor any provision herein is intended to guarantee the continuation of Executive’s employment for the duration of the Employment Term. In the event that Executive’s employment with the Company terminates prior to the expiration of the Employment Term for any reason, the parties agree that Executive shall be entitled to receive only those benefits that are expressly provided by this Agreement in such circumstances. Subject to Section 6(d)(ix), Executive may terminate his employment for any reason without notice and without penalty.

3. Employee Benefits. During the Employment Term, Executive shall be eligible to participate in all employee and fringe benefit plans maintained by the Company (both currently and as may be made available from time to time) that are applicable to other senior management to the full extent provided for under those plans for the position held by the Executive.

4. Vacation/Personal Days. During the Employment Term, Executive shall have four weeks of combined paid vacation and personal days per year. Accrual and use of vacation time shall be governed by the Company’s employee handbook as in effect from time to time. In the event of termination for any reason, any accrued unused vacation time shall be paid in accordance with the Company’s employee handbook.

5. Expenses. While Executive is employed during the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

6. Compensation.

(a) Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of One Hundred Eighty Thousand Dollars ($180,000) per year (the “Base Salary”). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to required withholding.

(b) Bonus. Executive shall receive a signing bonus of $30,000, and shall be entitled to receive an annual bonus (the “Bonus”) of up to $120,000 based upon Executive’s performance and the Company’s attainment of objectives established by the Compensation Committee of the Board. The Bonus for year 2008 shall be 50% of the annual Bonus thereafter. The Bonus shall be paid 50% at March 31st and 50% at June 30th of the year following the year in which the Bonus is earned. Except as permitted under Section 7, Executive must be employed by the Company during the entire applicable bonus period for the payment of the Bonus. With respect to any subjective milestones, the determination of whether Executive has attained the milestones for the Bonus shall be reasonably determined by the Compensation Committee.

(c) Options. The Company shall recommend to the Compensation Committee of the Board of Directors of the Company that it grant Executive an option to purchase shares of common stock of the Company in accordance with the Company’s policies and procedures as they exist from time to time. The terms, including vesting, of any stock option granted to Executive shall be determined by the Compensation Committee of the Company’s Board of Directors and shall be governed by the relevant Stock Plan and Stock Option Agreement entered into between the Company and the Executive.

(d) Severance. During the first ninety days after the date hereof, the terms of this section 6(d) shall not apply.

(i) Involuntary Termination Other Than for Cause; Constructive Termination on or Following Change of Control. If, on or following a Change of Control of the Company (as defined in Section 6(v) below), Executive’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause, Executive’s death, or Executive’s Total Disability, then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, the Executive shall receive, in addition to any other amounts due and owing hereunder: a) continued salary payments for three months of Base Salary; b) immediate vesting of 50% of any remaining unvested Option; and c) the medical benefits described in subsection 6(d)(iii) below.

(ii) Involuntary Termination Other Than for Cause; Constructive Termination Prior to Change of Control. If, prior to a Change of Control, Executive’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause (as defined below), Executive’s death, or Executive’s Total Disability, then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, the Executive shall receive, in addition to any other amounts due and owing hereunder: a) continued salary payments for three month’s of base salary after termination, less applicable withholding; b) immediate vesting of 25% of any remaining unvested option; and c) the medical benefits described in subsection 6(d)(iii) below.

(iii) In addition to the severance payments and vesting acceleration set forth in subsections 6(d)(i) and 6(d)(ii) above, Executive shall receive at the Company’s expense 100% of Company-paid health, dental and vision insurance benefits at the same level of coverage as was provided to Executive immediately prior to the termination of Executive’s employment with the Company (“Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to Executive’s termination, such dependents shall also be covered at the Company’s expense. Company-Paid Coverage shall continue until the earlier of (i) 3 months following the date of the termination of Executive’s employment (the “Benefits Termination Date”), or (ii) the date upon which Executive or Executive’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans.

(iv) Cause Definition. For the purposes of this Agreement, “Cause” means (1)  Executive’s material, willful and continuing breach of his obligations to the Company set forth in the employment agreement after thirty (30) days written notice from the Company specifying the nature of Executive’s breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (2) Executive’s conviction of a felony that is injurious to the Company or its business; or (3) act or acts of dishonesty by Executive that are materially injurious to the Company or its business.

(v) Constructive Termination Definition. For the purposes of this Agreement, “Constructive Termination” means, without Executive’s written consent, (1) a material reduction in Executive’s salary or benefits; provided, however, that a reduction in Executive’s salary or benefits will not constitute a Constructive Termination if it is a part of and proportional to a reduction in salary or benefits of the Company’s executive staff as a whole, (ii) a material diminution of Executive’s duties, authority or responsibilities as in effect immediately prior to such diminution.

(vi) Change of Control Definition. For the purposes of this Agreement, “Change of Control” means, in one or a series of transactions: (1) a reorganization or merger of the Company with or into any other Company which will result in the Company’s shareholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (2) a sale of all or substantially all of the assets of the Company which will result in the Company’s shareholders immediately prior to such sale not holding, as a result of such sale, at least 50% of the voting power of the purchasing entity; (3) a change in the majority of the Board not approved by at least two-thirds of the Company’s directors in office prior to such change; or (4) the adoption of any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets.

(vii) Total Disability Definition. For the purposes of this Agreement, “Total Disability” shall mean Executive’s mental or physical impairment which has or is likely to prevent Executive from performing the responsibilities and duties of his position for three (3) months or more in the aggregate during any six (6) month period. Any question as to the existence or extent of Executive’s disability upon which the Executive and the Company cannot agree shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Board and Executive (or his personal administrator).

(viii) No Mitigation. Except as specifically provided herein, the Executive shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

(ix) Voluntary Termination other than pursuant to a Constructive Termination; Involuntary Termination for Cause. If during the Employment Term the Executive's employment is terminated by the Company for Cause, or by Executive for any reason other than death, Total Disability or pursuant to a Constructive Termination, then all further vesting of any share option, restricted share award or other Company equity compensation held by Executive will cease immediately (however, Executive shall be permitted to exercise vested options for the time period specified in his option agreements and he shall retain all vested restricted shares) and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned, including, without limitation, any amounts owed under Section 4).

(x) Involuntary Termination on Death. If during the Employment Term the Executive's employment is terminated by the Company as a result of Executive’s death (specifically excluding suicide), then 25% of unvested Options and other equity awards from the Company then held by Executive shall immediately accelerate, or if Executive is then holding unvested shares, the Company’s right to repurchase the then-unvested shares under each such equity award shall lapse, with respect to 25% of the shares under each such award.

(xi) Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	AE Biofuels, Inc. Attn: Eric McAfee, Chairman/CEO 20400 Stevens Creek Blvd., Suite 700 Cupertino, CA 95014

If to Executive:	Parkash P. Ahuja 770 Jordan Ave. Los Altos, CA 94022

or at the last residential address known by the Company.

8. Proprietary Information Agreement. Executive agrees to enter into the Company’s standard Employment, Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”).

9. Entire Agreement. This Agreement, the Option agreement, the Restricted Share Repurchase Agreement (if applicable), the employee benefit plans referred to herein and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

10. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Chief Executive Officer, the Chairman of the Board or a duly authorized representative of the majority of the members of the Board.

11. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

12. Governing Law. This Agreement shall be governed by the laws of the State of California without reference to rules relating to conflict of law.

----- SIGNATURES ON NEXT PAGE-----

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of June 17, 2008 at Cupertino, California:

AE BIOFUELS, INC.:

/s/ Eric McAfee
Eric McAfee
Chairman/CEO

Date: June 17, 2008

EXECUTIVE:

/s/ Parkash Ahuja
Parkash Ahuja

Date: June 17, 2008

ACKNOWLEDGEMENT OF RECEIPT OF STOCK OPTION

On June 17, 2008, the Compensation Committee of the Board of Directors of AE Biofuels, Inc. approved the grant to the undersigned of an option to purchase 480,000 shares of common stock of AE Biofuels, Inc. (the “Option”) at the exercise price of $3.70 per share, which was equal to the last sale price of one share of the Company’s common stock as reported on the Over-the-Counter Bulletin Board on July 17, 2008.

The Option is exercisable, in whole or in part, according to the following vesting schedule:

40,000 shares subject to the Option vest and become exercisable on September 30, 2008 and an additional 40,000 shares subject to the Option vest and become exercisable on the last day of each calendar quarter thereafter until fully vested. The Option, to the extent not exercised, shall expire on June 16, 2013.

The undersigned hereby acknowledges receipt of the foregoing Option and hereby acknowledges that as of the date hereof there are no other agreements or understandings, whether oral or in writing, between the Executive and the Company with respect to the grant of any stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, performance shares or any other similar right in or with respect to the shares of the Company.

ACKNOWLEDGED AND AGREED

/s/ Parkash Ahuja
Parkash Ahuja

Dated: June 17, 2008